EXHIBIT 99.1

PlanVista Corporation

One MetroCenter, Suite 200

4010 Boy Scout Boulevard

Tampa, Florida 33607

P R E S S     R E L E A S E

For more information, contact: Don Schmeling, PlanVista Corporation (813) 353-2300, ext. 2340	For Immediate Release

PLANVISTA ANNOUNCES THAT GROUP LED BY

COMVEST VENTURES AND COMMONWEALTH ASSOCIATES

HAS ACQUIRED BANK GROUP’S INTEREST

TAMPA, FL - March 10, 2003 - PlanVista Corporation (OTCBB:PVST), the Tampa, Florida-based medical cost management firm, announced today that PVC Funding Partners LLC, an affiliate of Commonwealth Associates, LP, and Comvest Venture Partners have acquired 96% of the Company’s outstanding convertible preferred stock previously held by the Company’s senior lenders and $20.5 million of the Company’s outstanding bank debt . The transaction reduces the bank group’s collective interest in PlanVista from over $71 million to $20.6 million and transfers the referenced preferred shares, with potential convertibility into control of the Company, into the hands of a strategic partner with successful healthcare and investment experience.

Commonwealth Associates is a Merchant and Investment Bank established in 1988 that is dedicated to serving as an equity value oriented investor and creating long-term value for its corporate clients and investors. Through its affiliated fund, ComVest Venture Partners, Commonwealth contributes its own capital and its partners’ capital into each transaction, typically serving as the lead investor in each investment that it sponsors.

According to PlanVista Chairman and Chief Executive Officer Phillip S. Dingle, “This transaction represents a significant milestone in our Company’s history and reflects the investment community’s confidence in our business model and strategy. An important part of our future no longer resides with our bank group, but rather with a resourceful and aggressive financial partner whose equity ownership and focus are aligned with investors, and that has a successful track record in health care, a proven growth model, and long-term vision. This is good news for our shareholders, our customers, and our employees.”

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In connection with the transaction, the Company announced that current directors Christopher Garcia, David Ferrari, and Randy Sugarman are voluntarily relinquishing their Board positions. They will be replaced by Michael S. Falk and Harold S. Blue of Commonwealth Associates, and Dr. Richard Corbin. Mr. Falk co-founded Commonwealth Associates in 1988 and is currently Chairman of Commonwealth Associates Group Holdings and the Managing Partner of Comvest Ventures. Primarily through Commonwealth Associates, Mr. Falk has been actively investing in healthcare, technology, and service businesses for over 15 years. He is currently a director of ProxyMed, Inc. (NASDAQ: PILL) and Comdial Corporation (BB:CMDZ). Mr. Blue is President of Commonwealth Associates Group Holding and from 1993 to 2000, was Chairman and CEO of ProxyMed. During his career, Mr. Blue has founded and sold a pharmacy chain, a generic pharmaceutical distributor known as Best Generics, which was sold to Ivax (AMEX:IVX), the largest generic drug manufacturer in the U.S., and a physician practice company. He was formerly a director of Ivax and is currently a director of eB2B Commerce, Inc., Notify Corporation, and Commonwealth Associates Group Holdings. Dr. Corbin was active in dental practice acquisitions from 1991-1996, was a member of the board of directors of Accumed International, and is currently in private practice. He recently served on the board of directors of Bioplexus until its sale to ICU Medical (Nasdaq: ICUI) in 2002.

Commonwealth President Harold S. Blue said, “PlanVista has developed a business model based on recurring revenues, high margins, and a fixed cost structure that drives bottom line profits. The revenues are derived from a broad customer base including insurance companies, third-party administrators, and self-funded employer groups. Clients have access to approximately 400,000 physicians and 4,000 hospitals through PlanVista’s expansive, national provider network. We are excited at the prospect of working with and supporting a seasoned management team that has prevailed through turbulent times.

Added Dingle, “The entire management team is encouraged and enthusiastic about growing our business this year and in the future. We welcome our new financial partner and also sincerely appreciate the good service, advice, and counsel of our departing Board members. Perhaps most importantly, we thank our valued customers for their continued trust, and renew our commitment to provide excellent services and innovative products to the marketplace.”

PlanVista Solutions is a leading provider of technology-enabled medical cost management solutions for the healthcare industry. We provide integrated national Preferred Provider Organization network access, electronic claims repricing, and claims and data management services to health care payers, such as self-insured employers, medical insurance carriers, third party administrators, health maintenance organizations, and other entities that pay claims on behalf of health plans, and health care services providers, such as individual providers and provider networks. Visit the Company’s website at www.planvista.com.

This press release, particularly the statements made by Messrs. Dingle and Blue, includes forward-looking statements related to PlanVista that involve risks and uncertainties including, but not limited to, our ability to expand our client base; the success of our divestiture and diversification efforts; our ability to manage costs and reduce and restructure debt; changes in law; fluctuations in business conditions and the economy; and our ability to attract and retain key management personnel. These forward-looking statements are made in reliance on the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. For further information about these factors that could affect the Company’s future results, please see the Company’s filings with the Securities and Exchange Commission. Copies of these filings are available upon request from the Company’s chief financial officer. Prospective investors are cautioned that forward-looking statements are not guarantees of future performance. Achieved results may differ materially from management expectations.

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